Exhibit 99(2)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

        July 24, 2000 - CanArgo executes Participation Agreement with AES

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) is pleased to announce that its wholly owned subsidiary, Ninotsminda Oil Company ("NOC"), has executed a binding Participation Agreement with AES Gardabani, a subsidiary of AES Corporation of the United States. Executed late last week, the agreement relates to the exploration and potential future development of gas prospects on CanArgo's Ninotsminda license in Georgia.

Under the agreement, AES Gardabani will earn a 50% interest in identified prospects at the Cretaceous stratigraphic level by funding a portion of the cost of a three-well exploration program.

The program will be implemented by CanArgo's existing operations unit in Georgia, directed jointly by CanArgo and AES. The first well of this three-well program will be N97 (C1), which is expected to commence next week.

In the event of a successful exploration program, the agreement mandates a long-term gas sales contract to units 9 & 10 of the Gardabani thermal power plant, recently acquired by AES. NOC already has an existing contract to supply gas to the Gardabani plant from the shallower Middle Eocene reservoir in its producing Ninotsminda field.

CanArgo has identified several drillable gas prospects in the NOC acreage based on recently acquired seismic data. On an unrisked basis, these prospects could contain sufficient gas to more than satisfy AES's requirements at the Gardabani power plant.

Dr David Robson, Chairman and CEO of CanArgo commented: "This Agreement marks a significant step forward not only in evaluating deeper gas potential, but also in our excellent business relationship with AES. I am very pleased with the progress our companies are making towards the development of a strategically important domestic gas supply for Georgia. We believe the Cretaceous horizon has very significant potential and are very excited to be embarking on this program."

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

AES Gardabani owns Units 9 & 10 of the recently privatized Gardabani thermal power plant, whilst AES Telasi, another AES subsidiary, owns the Tbilisi power grid, providing electricity to approximately 370,000 consumers. AES Gardabani is a subsidiary of AES Corporation of Arlington, Virginia.

AES Corporation, founded in 1981, is the world's largest global power company. It owns or has interests in 141 plants totalling over 48,000 megawatts in 20 countries. AES also distributes electricity in 6 countries through 14 distribution businesses. In addition to having assets in excess of $20 billion, the Company has numerous projects in construction or late stages of development.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com